SHARE PURCHASE AGREEMENT

Between

ROO GROUP, INC.

and

_________________

THIS AGREEMENT is dated this 30th of April 2008

PARTIES

(1)	______________, of 37 ____________________ (hereinafter “Vendor”);

(2)
ROO GROUP INC., a Delaware USA corporation duly incorporated under the laws of Delaware, USA and having its principal place of business at 228 East 45th Street, New York, 10017 USA, or such other of its Affiliates from time to time as it may nominate pursuant to Clause 11.2 (the “Purchaser”)

BACKGROUND

(A)
Vendor is the legal and beneficial owner of 37 Shares (collectively the “Sale Shares”) in Sputnik Agency Pty Ltd, a company duly organized under the laws of Australia having a registered address at 'Agostinelli Perlen', level 2, 200 Lygon Street, Carlton Victoria, Australia 3181 (the Company).

(B)
The Vendor has agreed to sell the Sale Shares to the Purchaser and the Purchaser has agreed to purchase the Sale Shares for the Purchase Price and upon and subject to the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions have the meanings set opposite them:

Affiliate: in relation to any body corporate, any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate;

Agreement: this agreement including its recitals and the schedules and any ancillary agreement referred to herein forming part of the total agreement and understanding;

Business: the business of the Company as conducted at the date hereof;

Business Day: a day (other than a Saturday or Sunday) when banks are open for business in Melbourne, Australia;

Claim: any claim by the Purchaser arising under the Warranties;

Claim Notice: as defined in Schedule 3, Paragraph 2(A);

Completion: completion of the sale and transfer of the Sale Shares pursuant to this Agreement;

Completion Date: means May 5, 2008 or any earlier date agreed by the Parties upon which Completion takes place;

Disclosed: fully and fairly disclosed to the Purchaser expressly for the purposes of this Agreement;

Earn-Out Payment: the earn-out payment obligation of the Purchaser against its existing fifty-one (51%) shareholding in the Company payable to the Shareholders of the Company;

Escrow Account means an Escrow account to be held by the Escrow Agent;

Escrow Agent means William Buck (NSW) Pty Ltd;

Escrow Deed means the deed of escrow to be entered into by the Vendor, the Purchaser and the Escrow Agent, in such mutually agreed form, which will govern the terms of how the Escrow Amount will be held and released (as referred to in clause 3.2);

Law or Laws: includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states other supranational bodies, rules of common law, customary law and equity and all civil and other codes as such are implemented in Australia before or the date of this Agreement;

Purchase Price: the sum specified in clause 3.1;

Purchaser's Group: the Purchaser and its Affiliates;

Purchaser's Lawyers: Motei & Associates of P.O. Box 112888, Dubai, United Arab Emirates and Colin Biggers & Paisley of Level 42, 2 Park Street, Sydney, NSW 2000, Australia;

Sale Shares: means 37 Shares in the capital of the Company to which the Vendor is the legal and beneficial owner;

Shares: 1,000 common shares representing 100% of the issued share capital of the Company;

Tax Authority: the Australian Tax Office and any other governmental or other person whatsoever competent to enforce or collect any Taxation whether in Australia or elsewhere;

Third Party Claim: as defined in paragraph 3.1 of Schedule 3;

Total Consideration means the payment of the Earn Out Payment and the Purchase Price;

Vendor's Lawyers: means DLA Phillips Fox, of 140 William Street, Melbourne, Victoria, Australia;

Warranties: the warranties set out in Schedule 1;

"In the agreed terms" or "in the agreed form": in the form agreed between the Vendors' Lawyers and the Purchaser’s Lawyers and signed for the purposes of identification by or on behalf of each party.

1.2	The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having a separate legal personality.

1.4
References to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement unless otherwise specified and references within a schedule to paragraphs are to paragraphs of that schedule unless otherwise specified.

1.5
References in this Agreement to any statute, statutory provision, or treaty include a reference to that statute, statutory provision, or treaty as operative only at the date of this Agreement and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, or treaty.

1.7	Any reference to writing or written includes faxes and any non-transitory form of visible reproduction of words (but not e-mail).

1.8
Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally.

1.9	References to times of the day are to Melbourne time and references to a day are to a period of 24 hours running from midnight on the previous day, unless otherwise noted.

2.	SALE AND PURCHASE

2.1	Obligation to sell and purchase

Subject to the terms of this Agreement, the Vendor as legal and beneficial owner shall sell and the Purchaser shall purchase the Sale Shares free from all charges, liens, encumbrances, equities and claims whatsoever and together with all rights attaching to them at the date of this Agreement.

3.	CONSIDERATION

3.1	The Earn-Out Payment and Purchase Price of the Sale Shares shall be:

(a)
Subject to 3.2, a cash Earn-Out Payment, which, subject to clause 3.1(b) and all other terms of this agreement, shall be full and final settlement by Purchaser for any and all such entitlements due the Vendor, at Completion in the amount of US$182,572.00.

(b)	The sum of US$46,800 (the “Cash Consideration”) payable to Vendor for the Vendor Sale Shares at Completion.

3.2	Escrow

An escrow of US$13,692.90 (7.5% of the aggregate Earn-Out Payment) (the “Escrow Amount”) shall be held in the Escrow Account under the terms of the Escrow Deed for the purpose of indemnifying the Purchaser for any breach of the Warranties set out in Schedule 2 after Completion. The Escrow Amount shall be held for no more than six (6) months after Completion, at which time said amounts shall be released to the Vendor, provided there are no liabilities arising out of the Warranties.

4.	COMPLETION

4.1	Time and location

Completion shall take place at the offices of the Company on the Completion Date or any earlier date agreed by the parties at 4:00pm local time in Melbourne.

4.2	Vendors' obligations

The Vendor shall on the Completion Date deliver to the Purchaser each of the documents listed in Schedule 2.

4.3	Purchaser's obligations

The Purchaser shall on the Completion Date pay the Earn-Out Payment and the Purchase Price less the escrow amount, by way of irrevocable electronic transfer for same day value before 14.00 hours on the Completion Date to the following account :

Bank: Westpac Banking Corporation
Account number: 732000 791117
Address: Sydney Office, 341 George Street, Sydney
Swift Code: WPACAU2S

4.4	No acts or omissions contrary to Warranties

The Vendor shall not undertake any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at any and all times from the date hereof down to Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

4.5	Failure to complete

If in any material respect the obligations of the Vendor or Purchaser are not complied with on the date for Completion set by clause 4.1 the party not in default may:

(a)
defer Completion to a date not more than 30 days after the date set by clause 4.1 (and so that the provisions of this clause 4.5, apart from this clause 4.5 (a), shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	rescind this Agreement, provided the party not in default has given the other party sufficient opportunity to remedy its breach .

4.6
Without prejudice to clause 5.4, the Vendor shall forthwith disclose in writing to the Purchaser any matter or thing which may arise and become known to the Vendor after the date hereof and before Completion which is inconsistent with any of the Warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the date hereof down to Completion or which is a breach of clause 4.4or which is material to be known to a purchaser for value of the Sale Shares.

4.7
At any time prior to or at Completion, the Purchaser becomes aware (whether or not as a result of any disclosure by the Vendor under clause 4.6) of any matter or circumstance which constitutes a material breach of any of the Warranties and if such matter or circumstance is reasonably likely to have a material adverse effect the Purchaser shall be entitled to terminate this Agreement by written notice ("Notice") to the Vendor (such Notice to specify that it constitutes Notice pursuant to this Clause and giving such reasonable particulars as are available to the Purchaser of the matter or circumstance giving rise to service of such Notice); and for the purposes of this clause, a matter or circumstance shall be considered to be reasonably likely to have a material adverse effect if as a result of such matter or circumstance it is reasonably anticipated that the aggregate turnover or profits of the Company will be at least 20 (twenty) per cent lower for the current calendar year than would otherwise have been the case had that matter or circumstance not have existed or occurred.

4.8	Clause 4.7 shall not apply to such matter or circumstance referred to in 4.8 which results from:

(a) matters Disclosed;

(b)	changes after the date of this Agreement in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(c)	general changes in the political climate which shall include for the avoidance of doubt, war and acts of terrorism;

(d)	changes after the date of this Agreement in the Law or accounting practices; or

(e)	an event occurring after the date of this Agreement which is caused by the change of control resulting from this transaction.

5.	WARRANTIES

5.1
The Vendor warrants to the Purchaser that each of the Warranties as set forth in Schedule 1 is true and accurate and the Vendor acknowledges that the Purchaser is entering into the Agreement in reliance upon each of the Warranties each of which is given on the basis that it is repeated at all times up to and including Completion.

5.2
The Warranties and any other representation, indemnity or undertaking contained hereinare given subject to any exceptions, qualifications or reservations disclosed or expressly provided for under this Agreement.

5.3
Warranties to be independent. Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or anything in this Agreement.

5.4
Where any of the Warranties is made or given so far as the Vendor is aware or to the best of the Vendor's knowledge, information and belief or any similar expression, such Warranty shall be deemed to be made on the basis of actual and constructive knowledge of the Vendor.

6.	LIMITATION OF VENDOR'S LIABILITY

6.1	No liability shall accrue hereunder under the Warranties in relation to matters Disclosed.

6.2	The liability of the Vendor hereunder shall be limited as provided in Schedule 3.

7.	PROTECTION OF GOODWILL AND TRADE SECRETS

7.1
Save as specifically provided herein, Vendor undertakes that it shall not and shall procure that the Vendor's Group shall not whether personally or by its officers, employees or agents do any of the following:

(a)
disclose to any other person within three (3) years after Completion (or in the case of Technical Know How, at any time within ten years after Completion) at any time any information of a secret or confidential nature relating exclusively or primarily to the Business ("Confidential Information") or any Technical Know How except:

(i)	to the extent that the Confidential Information or Technical Know How has entered the public domain otherwise than by reason of the unauthorised act or default of the Vendor or the Vendor's Group;

(ii)	information which it subsequently acquires from a third party lawfully and not under a duty of confidentiality;

(iii)	in so far as may be required by law or by any regulatory authority;

(iv)	any information which the Vendor or Vendor's Group independently develops without using the Confidential Information; and

(v)	any Confidential Information or Technical Know How.

(b) within one year after Completion, solicit or entice away from the employment of the Company or the Purchaser, including Purchaser’s operating subsidiary Reality Group Pty Ltd., any person who is at Completion a senior Employee of the Company or the Purchaser, including Purchaser’s operating subsidiary Reality Group Pty Ltd.

(c) within six months after Completion, solicit or entice away from the employment of the Company or the Purchaser, including Purchaser’s operating subsidiary Reality Group Pty Ltd., any person who is at Completion an Employee of the Company or the Purchaser, including Purchaser’s operating subsidiary Reality Group Pty Ltd., save always that this paragraph c shall not apply in the event that any employee responds to an advertisement placed by the Vendor or any member of the Vendor's Group.

7.2	Vendor shall procure that the obligations set out in this Clause 7 be binding on the Vendor's Group successors in title.

7.	OBLIGATIONS OF THE PURCHASER

7.1	The Purchaser warrants to the Vendor that it is not aware of any circumstance or fact which to its knowledge would enable it to make a Claim at the date of Completion.

7.2	The Purchaser warrants to the Vendor that:

(a)
it is a corporation validly existing under the laws of Delaware with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise, the execution and performance of, its obligations under this Agreement and all documents in the agreed form; and

(b)	this Agreement constitutes valid and binding obligations of the Purchaser.

8.	DEBT AND GUARANTEES

8.1
The Purchaser undertakes with the Vendor to procure the release at Completion (or as soon thereafter as is practicable) of the Vendor from all guarantees, indemnities, bonds, letters of comfort, undertakings, licenses and other arrangements to which it is a party in respect of the Company or its business and to indemnify and to keep indemnified on a continuing basis the Vendor from all claims, liabilities, costs and expenses (including without limitation, legal and other professional advisers' fees) arising in respect or by reason thereof.

8.2
Without limiting the generality of Clause 8.1 and provided that the Purchaser will not be obliged to provide greater security than the security provided by the Vendor, the Purchaser agrees, in discharging its obligations under that Clause, to offer any guarantees, indemnities or other undertakings (as the case may be) or otherwise procure satisfactory security in place of the guarantees and indemnities and other arrangements referred to in Clause 8.1.

8.3	The obligations of the Purchaser under Clauses 8.1 and 8.2 will continue after Completion until all such releases are obtained.

9.	ANNOUNCEMENTS; CONFIDENTIALTY

9.1
Except in the course of its normal investor relations activities, provided no statements will be made to the detriment of the business of the Company and the Vendor, no press conference, announcement or other communication concerning this sale and purchase or any ancillary matter referred to in this Agreement, shall be made or despatched on or after the date hereof until Completion by the Vendor or the Purchaser or their respective agents, employees or advisers to any third party without the prior written consent of the other parties save as may be required by any:

(a)  law;

(b)  contractual arrangements existing at the date hereof; or

(c)  listing authority or a stock exchange; or

(d)	any applicable regulatory authority to which a party is subject where such requirement has the force of law.

provided that in the event that any press conference announcement or other communication is made pursuant to the requirements of (a) to (d) above, the party required to make the same shall to the extent and in the manner reasonably practicable in the circumstances, notify and consult with the other parties hereto in advance as to the requirement to make such announcement press conference or other communication.

9.2
The Vendor understands and acknowledges that the Purchaser has entered into share purchase agreements with the remaining minority Shareholders of the Company, namely, Gavin Campion, Stock and Stock Pty Ltd of Stock Family Trust No. 2, Truistic Pty Ltd of The Lee Investment Trust, Josie Brown, Mike Bollen of The Bollen Family Trust and Creative Pty Ltd of Cummins Family Trust and undertakes to hold in strict confidence and not disclose to any third party, except for the remaining minority Shareholders of the Company, the terms and conditions of this Agreement.

10.	FURTHER ASSURANCE

Each party shall, from time to time on being required to do so by the other party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the other party as the other party may reasonably consider necessary for giving full effect to this Agreement and securing to the other party the full benefit of the rights, powers and remedies conferred upon the other party in this Agreement.

11.	ASSIGNMENT

11.1
Save as provided in Sub-clauses 11.2 a party may not assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement without having obtained the prior written consent of the other party.

11.2	The Purchaser shall be entitled to assign its rights under this Agreement to any member of the Purchaser's Group provided that:

(a)
the Purchaser shall procure that any company to whom it assigns any of its rights under this Agreement shall assign such rights back to the Purchaser immediately prior to its ceasing to be a member of the Purchaser's Group; and

(b)	no such assignment shall relieve the Purchaser of any of its obligations under this Agreement.

12.	ENTIRE AGREEMENT: REMEDIES

12.1
The Purchaser acknowledges that, in agreeing to enter into this Agreement on the terms set out herein, it is not relying on any representation, warranty, promise, undertaking or other assurance except those expressly set out in this Agreement.

12.2
The Purchaser and Vendor mutually acknowledge that this Agreement and the Escrow Deed represent the entire agreement between the Purchaser and Vendor. This Agreement and the Escrow Deed shall supersede and render null and void any past agreements into which the Purchaser and Vendor may have entered as well as any past agreements relating to the Company into which the Vendor may have entered with any of the other Shareholders of the Company, including, but not limited to:

(a)	the Share Purchase Agreement dated October 28th, 2005 (the “Factory 212 Agreement”) whereby the Purchaser purchased 51% of Factory 212;

(b)	The Business Sale and Purchase Agreement executed in December 2006 by Sputnick Agency Ptd Ltd, Factory 212 Pty Ltd, the Purchaser, Truistic Pty Ltd, Michael Bollen, Gavin Campion and Josie Brown; and

(c)	the Shareholders Agreement executed in December 2006 by Vendor and the other Shareholders of the Company.

12.3
Without prejudice to Clause 12.1, save as set out in this Agreement or the Escrow Deed, no representation or warranties or other assurances are given by the Vendor or any of the Vendor's respective advisers in respect of the Company, the Business or any information supplied to the Purchaser in the course of negotiations and the Purchaser acknowledges that it has not relied on any representations or warranties or information contained in any other written or oral information supplied by or on behalf of the Vendor or the Vendor's respective advisers or made or supplied in connection with the negotiations of the sale and purchase under this Agreement.

13.	WAIVER AND VARIATION

13.1	No waiver by omission, delay or partial exercise

No omission by either party to exercise or delay in exercising any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

13.2	Variations to be in writing

No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

13.3	Time of the essence

Notwithstanding any other provisions and particularly sub-Clause 13.1 above, time shall be of the essence of this Agreement both as regards dates, times and periods mentioned and as regards any dates, times and periods that may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

14.	COSTS AND EXPENSES

14.1	Payment of costs

Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction of the sale and purchase hereunder.

14.2	For the avoidance of doubt, the Purchaser shall be responsible for any stamp duty payable in connection with the transfer of the Sale Shares.

15.	NOTICES

15.1	Form of notices

Any communication to be given in connection with the matters contemplated by this Agreement shall, except where expressly provided otherwise, be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

15.2	Address and facsimile

Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may be communicated to the other party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

Vendor:

Tim Homewood, 37 Blackwood Street, Yarraville, VIC Australia 3013

With Copy to:

Purchaser: Kaleil Isaza Tuzman, Chairman & CEO

With Copy to: Robin Smyth, Chief Financial Officer

15.3	Deemed time of service

A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in Clause 15.2, at the time of delivery;

(b)	if sent by first class pre-paid post to the address referred to in Clause 15.2, at the expiration of two clear days after the time of posting; and

(c)	if sent by facsimile to the number referred to in Clause 15.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this sub-clause, it shall be deemed to have been delivered at the next opening of business in the territory of the recipient.

15.4	Proof of service

In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

15.5	Change of details

A party may notify the other party or parties to this agreement of a change to its name, relevant person, address or facsimile number for the purposes of Clause 15.1 PROVIDED THAT such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

16.	COUNTERPARTS

16.1	Execution in counterparts

This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

16.2	One agreement

Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

17.	INVALIDITY

Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

18.	AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

19.	THIRD PARTY RIGHTS

Nothing in this Agreement is intended to confer on any person not a party to this agreement any right to enforce any term of this agreement.

20.	GOVERNING LAW AND JURISDICTION

20.1	This agreement shall be governed in accordance with the laws of State of Victoria, Australia.

20.2	The parties will attempt in good faith to negotiate a settlement to any claim or dispute between them arising out of or in connection with this Agreement

20.3	The parties hereby submit to the exclusive jurisdiction of the courts of the State of Victoria, Australia to settle any dispute which may arise and or in connection with this Agreement.

This Agreement thus signed and agreed upon the 30th of April 2008,

By: Vendor	By: ROO Group, Inc.
__________________________	_______________________________
_______________________	Kaleil Isaza Tuzman, Chairman & CEO

SCHEDULE 1

THE WARRANTIES

The Warranties set out below are subject to all matters Disclosed.

1.	Capacity

The Vendor has the requisite power and authority to enter into and perform its obligations under this Agreement.

2.	Valid Obligations

This Agreement constitutes valid and binding obligations of the Vendor.

3.	Ownership of the Sale Shares

3.1	The Sale Shares constitute the issued shares held by the Vendor in the capital of the Company.

3.2
There is no option, right of pre-emption or right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Sale Shares nor is there any commitment to give or create any of the foregoing.

3.3
The Vendor is exclusively entitled to the benefit of, and to enjoy all rights attaching to, the Sale Shares and is entitled to transfer the full legal and beneficial ownership in the Sale Shares to the Purchaser on the terms set out in this Agreement.

3.4
There is no dispute concerning the title of the Vendor to the Sale Shares or its ability to sell the same and no other person has claimed to have title to the same or to be entitled to any interest therein. The Vendor is not engaged in any litigation, arbitration or other proceedings in any way relating to its title to the Sale Shares, and the Company has not received any application for the rectification of its register of members. To the best of the knowledge, information and belief of the Vendor, there are no circumstances likely to give rise to any of the matters referred to in this paragraph.

4.	Liabilities owing to or by Vendor

There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to the Vendor, nor is there any indebtedness owing to the Company by the Vendor.

5.	Consequence of share acquisition by the Purchaser

5.1	To the best of the knowledge, information and belief of the Vendor, the sale of the Sale Shares by the Vendor will not:

(a)
cause the Company to lose the benefit of any material license, consent, permit, approval or authorization (public or private) or any right or privilege it presently enjoys or relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any material contractual right or benefit now enjoyed by the Company or to exercise any right whether under an agreement with the Company or otherwise;

(b)	result in a breach of, or constitute a default under any order, judgement or decree of Authority by which the Company is bound or subject; and

(c)
result in a breach of, or constitute a default under the terms, conditions or provisions of any material agreement, understanding, arrangement or instrument (including, but not limited to, any of the Company's contracts)

5.2  The Vendor has not been informed or is otherwise aware that any person who now has business dealings with the Company would or might cease to do so from and after sale of the Sale Shares.

SCHEDULE 2

COMPLETION

Vendor's Obligations

On Completion, the Vendor shall deliver to the Purchaser transfer of the Sale Shares duly executed in favour of the Purchaser or its nominee(s) together with the relevant share certificates (or an express indemnity in the case of any found to be missing).

SCHEDULE 3

LIMITATIONS ON LIABILITY

1.    Limitation on Quantum and General

1.1 The total aggregate liability of the Vendor for any liability under this Agreement in respect of the Warranties and/or claims in respect of Tax shall be equal to the amount of US$57,343.00, representing 25% of the Total Consideration.

1.2 The Vendor shall only be liable for damages, whether in respect of a Claim arising out of or caused by matters existing on or before the Completion Date and relating to the period prior to the Completion Date.

1.3 Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

2.    Time Limits For Bringing Claims

2.1 Subject to paragraph 5 no Claim shall be brought against the Vendor unless the Purchaser shall give to the Vendor written notice of such claim specifying such reasonable details as are available to the Purchaser (the "Claim Notice") on or before the date falling 12 months after the date of this Agreement.

3.    Conduct of Litigation

3.1	Upon the Purchaser becoming aware of any assessment, claim, action or demand against it or any other matter likely to give rise to any Claim (the "Third Party Claim"), the Purchaser shall:

(a)	as soon as practicable notify the Vendor by written notice as soon as it appears to the Purchaser that any Third Party Claim received may result in a Claim;

(b)
subject to the Vendor indemnifying the Purchaser against any liability, cost, damage or expense which may be incurred in relation to the Third Party claim, at the request of the Vendor and in the Vendor's absolute discretion allow the Vendor to take the sole conduct of such actions as in the Vendor's reasonably held opinion but taking into account the legitimate business interest of the Purchaser the Vendor may deem appropriate in connection with the Third Party claim in the name of the Purchaser or any relevant company and in that connection the Purchaser shall give or cause to be given to the Vendor (provided it does not cause undue interference to the conduct of the Business) all such assistance as the Vendor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any Third Party Claim and shall instruct such legal or other professional advisors as the Vendor may nominate to act on behalf of the Purchaser or any relevant company, as appropriate, to act in accordance with the Vendor's instruction; and

(c)
make no admission of liability, agreement, settlement or compromise with any third party in relation to any Third Party claim or adjudication without the prior written consent of the Vendor; (not to be unreasonably withheld or delayed).

3.2	In connection with any such Third Party claim, the Vendor shall:

(a)
at all times keep the Purchaser informed as to its intentions with regard to the Vendor's conduct and any material action the Vendor proposes to take in respect of the Third Party Claim in order to allow the Purchaser sufficient time to consider the matter and consult with the Vendor about the Third Party Claim, and the Vendor shall take reasonable account of any proposals made by the Purchaser in connection with the Third Party claim; and

(b)
make no admission of liability, agreement, settlement or compromise with any third party in relation to any Third Party Claim or adjudication without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

3.3	The Vendor shall be entitled at any stage and at its absolute discretion to settle the Third Party Claim.

4.    No Liability if Loss is Otherwise Compensated For

4.1
To the extent that any payment is made by the Vendor to the Purchaser in respect of any Claim and the Company subsequently obtains a deduction for corporation tax purposes in respect of the whole or part of the matter to which such Claim relates then, to the extent that the payment originally made by the Vendor did not reflect the availability of such deduction, the Vendor shall be entitled to reimbursement from the Purchaser of the amount of corporation tax saved as a result of the whole or part of such payment being deductible for corporation tax purposes.

5.    Recovery from Insurers and Other Third Parties

5.1
If, in respect of any matter which would give rise to a Claim, the Purchaser or the Company is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Claim unless and until the Purchaser or the Company shall have made a claim against the insurers and used all reasonable endeavours to pursue such claim and any Claim shall be reduced by the amount recovered under such policy provided that the time limit in paragraph 2 shall not expire until 18 months after the insurance claim has been settled or determined.

5.2
Where the Purchaser or the Company is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim the Purchaser shall, subject to the Vendor indemnifying the Purchaser or the relevant member of the Purchaser's Group against any cost, liability or expense in connection therewith, take all reasonable steps to enforce such recovery prior to taking action against the Vendor (other than to notify the Vendor of the Claim against the Vendor) and, in the event that the Purchaser or any member of the Purchaser's Group shall recover any amount from such other person, the amount of the Claim shall be reduced by the amount recovered provided that the Purchaser shall not be required to commence any legal proceedings or to take any action which would be materially prejudicial to the goodwill of the Business, provided that the time limit in paragraph 2 shall not expire until 18 months after the claim against such other person has been settled or determined.

5.3
If the Vendor pays at any time to the Purchaser an amount pursuant to a Claim and the Purchaser or the Company subsequently recovers from some other person any sum in respect of any matter giving rise to the Claim, the Purchaser, shall repay to the Vendor the lesser of (i) the amount paid by the Vendor to the Purchaser plus interest; or (ii) the sum including interest (if any) recovered from such other person.

5.4
For the avoidance of doubt, references in this Paragraph 5 to amounts recovered (and like expressions) are to the amounts so recovered net of the reasonable costs and expenses properly incurred in effecting such recovery.

6.    Acts of Purchaser

6.1	No Claim shall lie against the Vendor to the extent that such claim is attributable to:

(a) any voluntary act, omission, transaction or arrangement carried out by the Purchaser or the Company on or after Completion which the Purchaser or the Company was aware or ought reasonably to have been aware would give rise to or increase the amount of a Claim; or

(b) any admission of liability made in breach of the provisions of this Schedule after the date of this Agreement by the Purchaser or the Company or on its behalf.

6.2
No Claim shall lie against the Vendor to the extent that such Claim is attributable to any reorganization or change in ownership of the Company or its parent or of any assets of the Company after Completion or change in any accounting basis for valuing the Company's assets or any accounting basis, method, policy or practice which is different from that adopted or used in the preparation of the Audited Accounts.

7.    Retrospective Legislation

The Vendor shall not be liable for a breach of any Warranty or pursuant to or arising under or in connection with this Agreement to the extent that liability for such breach or under such indemnification occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities or as a result of the withdrawal of any extra-statutory concession or any other formal agreement or arrangements with any Tax Authority (whether or not having the force of law) currently granted by or made with any Tax Authority.

8.    Rescission

Other than in circumstances of fraud, the Purchaser shall not be entitled to rescind or repudiate this Agreement (whether in respect of a breach of Warranties or otherwise).